Exhibit 99.1
GNC Receives Notice from NYSE
Regarding Continued Listing Standards

PITTSBURGH, April 28, 2020 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), today announced that it has received notice from the New York Stock Exchange (the “NYSE”) that the Company does not presently meet certain NYSE continued listing standards which require the Company to maintain a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days, and an average market capitalization of at least $50 million over a period of 30 consecutive trading days, unless at the same time the Company’s total stockholders’ equity is equal to or greater than $50 million. As set forth in the notice, as of April 21, 2020, the 30 trading-day average closing share price of the security was $0.56, the 30 trading-day average market capitalization was approximately $47.3 million and its last reported stockholders’ equity as of December 31, 2019 was approximately $(207.3) million. The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE subject to the Company’s compliance with the other continued listing requirements.
In accordance with applicable NYSE procedures, the Company plans to timely notify the NYSE that it intends to pursue actions to meet the minimum average share price requirement. The NYSE provides for a period of six months following receipt of the notice to meet the share price standard and regain compliance for continued listing on the NYSE.
In accordance with applicable NYSE procedures, the Company also plans to timely notify the NYSE that it intends to present a plan to meet the minimum market capitalization requirement. The NYSE provides for a period of 45 days from receipt of the notice to submit a plan advising the NYSE of definitive actions the Company has taken, or is taking, that would bring it into conformity with the market capitalization listing standard within 18 months of receipt of the notice. The Company is currently evaluating its available options and developing a plan to return to conformity with the minimum market capitalization requirement.
About GNC
GNC Holdings, Inc.  (NYSE: GNC) - is a leading global health and wellness brand that provides high quality science-based products and solutions consumers need to live mighty, live fit, live long and live well.
The brand touches consumers worldwide by providing its products and services through company-owned retail locations, domestic and international franchise locations, digital commerce and strong wholesale and retail partnerships across the globe. GNC’s diversified, multichannel business model has worldwide reach and a well-recognized, trusted brand. By combining exceptional innovation, product development capabilities and an extensive global distribution network, GNC manages a best in class product portfolio. As of December 31, 2019, GNC had approximately 7,500 locations, of which approximately 5,400 retail locations are in the United States (including approximately 1,800 Rite Aid licensed store-within-a-store locations) and the remainder are locations in approximately 50 countries.
Forward-Looking Statements
This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can often be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding the Company’s strategy and outlook. While the Company believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain and subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other things: the highly competitive industry in which we operate; unfavorable publicity or consumer perception of our products; product innovation; our exploration of new strategic initiatives; our manufacturing operations; relationships with our vendors; our distribution network and inventory management; our ability to develop and maintain a relevant omni-channel experience for our customers; the performance of, and our relationships with, our franchisees; the location of our stores; availability of raw materials; risks related to COVID-19 (novel coronavirus) and its impacts on our markets (including decreased customer traffic at malls and other places our stores are located); general economic conditions; the risk of delays, interruptions and disruptions in our global supply chain, including disruptions in supply due to COVID-19 (novel coronavirus) or other disease outbreaks; material claims or product recalls; regulatory compliance; the value of our brand name; privacy protection and cyber-security; our current debt profile and risks related to our capital structure; possible joint ventures; our key executives and employees; insurance; our ability to otherwise satisfy the NYSE’s minimum share price and market capitalization requirements; and tax rate risks. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a more detailed discussion of important factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Contacts:
Investors:
Matt Milanovich, VP - Investor Relations & Treasury, (412) 402-7260; or
John Mills, Managing Partner - ICR, (646) 277-1254